                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B),(C), AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)



                                Rymer Foods Inc.
  ---------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.04 par value
  ---------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    783771306
             ------------------------------------------------------
                                 (CUSIP Number)

 Lloyd I. Miller, III, 4550 Gordon Drive, Naples, Florida 34102 (941) 262-8577
-------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                December 13, 1999
   ---------------------------------------------------------------------------
                  (Date of Event which Requires Filing of this
                                   Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:
                                |_| Rule 13d-1(b)
                                |X| Rule 13d-1(c)
                                |_| Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                SCHEDULE 13G

 CUSIP No. 783771306                                     Page  2  of  4 Pages
                                                              ---    ---
  -------------------------------------------------------------------------
    1.   NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Lloyd I Miller, III                ###-##-####
  -------------------------------------------------------------------------
    2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [  ]
                                                                (b) [  ]
  -------------------------------------------------------------------------
    3.   SEC USE ONLY

  -------------------------------------------------------------------------
    4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
  -------------------------------------------------------------------------
              5.  SOLE VOTING POWER
  NUMBER OF       137,866
   SHARES     -------------------------------------------------------------
 BENEFICIALLY 6.  SHARED VOTING POWER
  OWNED BY        99,641
    EACH      -------------------------------------------------------------
  REPORTING   7.  SOLE DISPOSITIVE POWER
   PERSON         137,866
    WITH      -------------------------------------------------------------
              8.  SHARED DISPOSITIVE POWER
                  99,641
  -------------------------------------------------------------------------
    9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         237,507
  -------------------------------------------------------------------------
    10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [ ]
  -------------------------------------------------------------------------
    11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         5.5%
  -------------------------------------------------------------------------
    12.  TYPE OF REPORTING PERSON
         IN-OO
  -------------------------------------------------------------------------
                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).    Name of Issuer:   Rymer Foods Inc.

Item 1(b).    Address of Issuers's Principal Executive Offices:

                         4600 South Packers Avenue
                         Chicago, Illinois  60609

Item 2(a).    Name of Person Filing:  Lloyd I. Miller, III

Item 2(b).    Address of Principal Business Office or, if None, Residence:

                         4550 Gordon Drive, Naples, Florida 34102

Item 2(c).    Citizenship:      U.S.A.

Item 2(d).    Title of Class of Securities:  Common Stock, $0.04 par value

Item 2(e).    CUSIP Number:     783771306

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

              Not Applicable, this statement is filed pursuant to 13d-1(c)

Item 4.       OWNERSHIP:

              (a)    237,507

              (b)   5.5%

              (c)   (i) sole voting power: 137,866

                    (ii) shared voting power: 99,641

                    (iii) sole dispositive power: 137,866

                    (iv) shared dispositive power: 99,641


Item 5. OWNERSHIP: The reporting person shares dispositive and voting power with respect to 99,641 of the reported securities as an advisor to the trustee of certain family trusts. Miller has sole dispositive and voting power with respect to 137,866 of the reported securities as the managing member to the general partner to certain trusts.

              Not Applicable


Item 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

              Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

              Not Applicable

Item 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

              Not Applicable

Item 9.       NOTICE OF DISSOLUTION OF GROUP:

              Not Applicable

Item 10.      CERTIFICATION:

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              February 14, 2000
                                              -----------------------------




                                                 /s/ Lloyd I. Miller III
                                              -----------------------------
                                              Lloyd I. Miller, III